Exhibit 99.1

ART’S WAY MANUFACTURING ANNOUNCES CASH DIVIDEND ON THE COMPANY’S COMMON STOCK

ARMSTRONG, IOWA, November 8, 2011 – Art’s Way Manufacturing Co., Inc., (NASDAQ:ARTW) a leading manufacturer and distributor of agricultural machinery, equipment and services announces the Board of Directors of the corporation approved a cash dividend on the Company’s common stock. The dividend of $0.06 is payable on November 30, 2011, to shareholders of record on November 11, 2011. Art’s Way Manufacturing has paid a dividend each year since 2005.

J. Ward McConnell Jr., Executive Chairman of the Board of Directors said, “We are very pleased to be continuing our legacy of dividend payouts. We have a track record of paying dividends and delivering long-term value to our shareholders is a top priority of the Company.

“The agricultural sector is robust, our business fundamentals remain strong and we believe the Company is well positioned to aggressively move forward into 2012. We want to thank all of our loyal shareholders for their support.”

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, round hay balers, plows, hay and forage equipment, manure spreaders and top and bottom drive augers. After-market service parts are also an important part of the Company's business. The Company has two wholly owned subsidiaries. Art's Way Vessels, Inc. manufactures pressurized tanks and vessels; Art's Way Scientific, Inc. manufactures modular animal confinement buildings and modular laboratories.

For More Information, Contact: Jim Drewitz, Investor Relations

830-669-2466 Jim Drewitz

Or visit the Company's website at www.artsway-mfg.com

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including: (i) our beliefs with respect to the current state of the agricultural sector of the economy and (ii) our expectations for growth, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to, quarterly fluctuations in results, customer demand for the Company's products, domestic and international economic conditions, the cost of raw materials, the management of growth, the availability of investment opportunities, and other factors detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.